Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Fiscal 2011

Third Quarter Financial Results

Net Long-Term Debt Declines by Nearly $47 Million from a Year Ago;

Year-to-Date Cash from Operations Increases 15 Percent to a Record $62 Million

GRAND RAPIDS, MICHIGAN—February 2, 2011—Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 16-week third quarter ended January 1, 2011.

Third Quarter Results

Consolidated net sales for the 16-week third quarter were $782.3 million compared with $786.9 million in the same period last year. The slight decline in consolidated net sales was due primarily to lower supermarket sales, substantially offset by higher fuel center and distribution segment sales.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter were $25.7 million, or 3.3 percent of net sales, equivalent to the percentage of net sales in the year-ago period.

Third quarter operating earnings were $16.6 million compared with $13.7 million in the year-ago period. Excluding non-cash income of $2.4 million this year and a non-cash $0.7 million charge last year, adjusted third quarter operating earnings were $14.2 million compared with $14.4 million in the previous year. The third quarter benefit related primarily to lease terminations and curtailment income resulting from the restructuring of the Company’s retirement plans, partially offset by asset impairment charges. Last year’s third quarter pretax charge related to store closures.

“Third quarter results performed consistent with our previous guidance,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “Our retail comparable store sales have shown improvement on a sequential basis for the past three quarters and our operating earnings remain at historically strong levels. We continue to generate strong cash flow, as net cash from operations on a year-to-date basis reached a record $62.5 million in the third quarter. The strength of our cash generation is being driven largely by fundamental improvements in our distribution segment, including significantly better inventory management and operating efficiency gains. The improved cash flow allowed us to further improve our balance sheet, placing us in excellent financial condition, as net long-term debt declined by nearly $47.0 million compared with the same period last year.”

Third quarter earnings from continuing operations improved 42.0 percent to $7.5 million, or $0.33 per diluted share, from $5.3 million, or $0.23 per diluted share in the year-ago quarter. Excluding the previously mentioned net benefit and prior year store closing charge, adjusted earnings from continuing operations for the quarter were $6.0 million, or $0.26 per diluted share, compared with $5.7 million, or $0.25 per diluted share last year. Lower interest expense, due to a decline in outstanding borrowings, and a lower effective income tax rate contributed to the earnings improvement.

Third quarter gross profit margin increased 10 basis points to 21.1 percent from 21.0 percent in the same period last year. The increase was due to improved margin contribution from the Company’s retail and fuel center operations and a $0.7 million increase in the LIFO inventory valuation credit due to lower inventory levels related to continuing warehouse operational improvements. These favorable items were partially offset by a higher mix of lower margin distribution and fuel center sales.

Operating expenses totaled $148.2 million, or 18.9 percent of sales, compared with $151.8 million, or 19.3 percent of sales in the year-ago quarter. Excluding the previously mentioned net pretax benefit, the adjusted third quarter operating expense-to-sales ratio was 19.3 percent this year versus 19.2 percent last year. The Company was able to substantially maintain its expense leverage despite the current sales environment, as store labor productivity improvements, cost containment initiatives and distribution efficiency gains offset higher healthcare expenses, debit/credit card fees and employee incentive compensation costs.

Distribution Segment

Third quarter net sales for the distribution segment rose to $346.9 million from $343.6 million in the year-ago period due largely to an improvement in pharmacy related sales.

Operating earnings for the segment were $15.4 million compared with $11.7 million in the same period last year. Excluding the distribution segment’s portion of the previously mentioned net pretax benefit, which totaled $2.2 million, adjusted third quarter operating earnings improved 12.7 percent to $13.2 million. The increase was due to an additional $1.0 million in LIFO inventory valuation credit, improved operating efficiency and expense leverage, partially offset by higher healthcare costs and employee incentive compensation expenses.

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Retail Segment

Third quarter net sales for the retail segment were $435.4 million compared to $443.4 million in the same period last year. The lower sales were due primarily to a decline in comparable store sales, excluding fuel centers, of 4.4 percent. The third quarter comparable store sales results continued the Company’s trend of sequential quarter-over-quarter improvement.

Segment operating earnings for the quarter were $1.2 million compared with $1.9 million in the year-ago period. The decline in operating earnings was attributed to the current sales environment, an unusually high spike in employee healthcare costs, higher employee incentive compensation costs, an increase in debit/credit card fees and additional costs related to the opening of a relocated store during the quarter. These costs were partially offset by improved fuel center margins and store labor productivity. Excluding the retail segment’s share of the previously mentioned net pretax benefit and the prior year’s store closing charge, fiscal 2011’s adjusted third quarter operating earnings were $0.9 million compared to $2.6 million in the same period last year.

Balance Sheet and Cash Flow

Year-to-date net cash provided by operating activities increased 14.9 percent to a record $62.5 million from $54.3 million in the corresponding period last year. The improvement was due mainly to favorable working capital trends. The Company has reduced its FIFO inventory investment by $5.1 million versus last year.

As of January 1, 2011, total net long-term debt (including current maturities and capital lease obligations net of cash and cash equivalents) decreased $46.8 million from the year-ago period. The total net long-term debt-to-capital ratio was 0.34 to 1.00 at the end of the third quarter and the net long-term debt-to-Adjusted EBITDA ratio on a trailing 12-month basis was 1.48 to 1.00.

“We continue to make incremental changes to our operations that are improving the fundamental operating structure and effectiveness of our business strategy,” said Mr. Eidson. “Our inventory management initiatives are improving efficiencies, lowering working capital requirements, and reducing borrowing costs to further benefit our long-term growth.”

Outlook

“Although the Michigan economy appears to have stabilized and the auto industry appears to be strengthening, market conditions remain challenging,” said Mr. Eidson. “We will continue to work diligently to further improve our sales trends and manage controllable aspects of our business. Currently, we are rolling out our loyalty card program to the VG’s retail consumer and are pleased with the progress of the program, the valuable insight it brings to our marketing and merchandising efforts, and most importantly, the enhanced value it provides our customers. In the fourth quarter, we will incur an additional $500,000 of expenses related to the launch of the program.”

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In the remainder of fiscal 2011, the Company expects fourth quarter retail comparable store sales, excluding fuel centers, to continue to improve relative to the third quarter results, with distribution sales approximating last year’s levels.

The Company expects fourth quarter net earnings to approximate last year’s performance.

“We expect capital expenditures for fiscal 2011 to range from $34.0 million to $35.0 million with depreciation and amortization ranging from $35.0 million to $36.0 million and total interest expense to approximate $15.0 million to $15.5 million,” concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company’s third quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 3, 2011. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 370 independent grocery stores in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets and VG’s Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “anticipate”, “initiative”, “opportunities”, “trends”, “outlook”, or “strategy”; that an event or trend “will” or “should” occur or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects”, “plans” or is “confident” of or “working” to a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Jan. 1, 2011	(16 weeks) Jan. 2, 2010	(40 weeks) Jan. 1, 2011	(40 weeks) Jan. 2, 2010

Net sales	$782,300	$786,930	$1,961,593	$1,993,179
Cost of sales	617,493	621,439	1,534,899	1,560,661
Gross margin	164,807	165,491	426,694	432,518

Operating expenses
Selling, general and administrative	139,599	140,570	347,379	354,716
Restructuring, asset impairment and other	(2,425)	715	340	1,316
Depreciation and amortization	11,044	10,528	26,950	26,678
Total operating expenses	148,218	151,813	374,669	382,710

Operating earnings	16,589	13,678	52,025	49,808

Non-operating expense (income)
Interest expense	4,666	5,188	11,599	12,578
Other, net	1	(43)	(53)	(96)
Total non-operating expense, net	4,667	5,145	11,546	12,482

Earnings before income taxes and discontinued operations	11,922	8,533	40,479	37,326

Income taxes	4,452	3,272	15,589	14,724

Earnings from continuing operations	7,470	5,261	24,890	22,602

(Loss) earnings from discontinued operations, net of taxes	(162)	(232)	(356)	(280)

Net earnings	$7,308	$5,029	$24,534	$22,322

Basic earnings per share:
Earnings from continuing operations	$0.33	$0.23	$1.10	$1.01
(Loss) earnings from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Net earnings	$0.32	$0.22	$1.09	$1.00

Diluted earnings per share:
Earnings from continuing operations	$0.33	$0.23	$1.10	$1.01
(Loss) earnings from discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Net earnings	$0.32	$0.22	$1.08	$0.99

Weighted average number of shares outstanding:
Basic	22,631	22,436	22,599	22,393
Diluted	22,710	22,515	22,674	22,468

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	Jan. 1, 2011	Jan. 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$25,267	$7,180
Accounts receivable, net	48,941	52,020
Inventories	134,588	135,718
Other current assets	10,408	13,705

Total current assets	219,204	208,623

Other assets
Goodwill, net	247,165	251,491
Other, net	58,844	55,809

Total other assets	306,009	307,300
Property and equipment, net	238,285	249,915

Total assets	$763,498	$765,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$122,377	$112,457
Accrued payroll and benefits	32,585	30,394
Other accrued expenses	16,469	20,805
Current portion of restructuring costs	5,556	10,234
Current maturities of long-term debt and capital lease obligations	4,161	3,883

Total current liabilities	181,148	177,773

Long-term liabilities
Other long-term liabilities	97,595	87,827
Restructuring costs	17,362	30,408
Long-term debt and capital lease obligations	170,886	199,921

Total long-term liabilities	285,843	318,156
Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 22,632 and 22,450 shares outstanding	169,293	166,340
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Deferred stock-based compensation	(8,592)	(8,980)
Accumulated other comprehensive loss	(13,987)	(13,984)
Retained earnings	149,793	126,533

Total shareholders’ equity	296,507	269,909

Total liabilities and shareholders’ equity	$763,498	$765,838

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Year-to-Date
	(40 weeks) Jan. 1, 2011	(40 weeks) Jan 2, 2010

Net cash provided by operating activities	$62,450	$54,330
Net cash used in investing activities	(26,475)	(43,708)
Net cash used in financing activities	(17,436)	(7,420)
Net cash used in discontinued operations	(2,442)	(2,541)

Net increase in cash and cash equivalents	16,097	661
Cash and cash equivalents at beginning of period	9,170	6,519

Cash and cash equivalents at end of period	$25,267	$7,180

SPARTAN STORES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

(in thousands)

(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Jan. 1, 2011	(16 weeks) Jan. 2, 2010	(40 weeks) Jan. 1, 2011	(40 weeks) Jan. 2, 2010

Retail Segment:

Net Sales	$435,410	$443,376	$1,120,824	$1,146,231
Operating Earnings	$1,178	$1,933	$17,906	$19,686

Distribution Segment:

Net Sales	$346,890	$343,554	$840,769	$846,948
Operating Earnings	$15,411	$11,745	$34,119	$30,122

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,

TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	Third Quarter Ended (16 weeks)		Year-to-Date (40 weeks)
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Consolidated:
Net earnings	$7,308	$5,029	$24,534	$22,322
Plus:
Discontinued operations	162	232	356	280
Income Taxes	4,452	3,272	15,589	14,724
Non-operating expense	4,667	5,145	11,546	12,482

Operating earnings	16,589	13,678	52,025	49,808
Plus:
Depreciation and amortization	11,044	10,528	26,950	26,678
LIFO (income) expense	(695)	(23)	(3,903)	(104)
Restructuring, asset impairment and other	(2,425)	715	340	1,316
Non-cash stock compensation and other charges	1,204	1,098	3,327	3,232

Adjusted EBITDA	$25,717	$25,996	$78,739	$80,930

Retail Segment:
Operating earnings	$1,178	$1,933	$17,906	$19,686
Plus:
Depreciation and amortization	8,442	8,022	20,534	19,968
LIFO expense	465	137	665	356
Restructuring, asset impairment and other	(247)	715	(94)	1,316
Non-cash stock compensation and other charges	(33)	(104)	93	(246)

Adjusted EBITDA	$9,805	$10,703	$39,104	$41,080

Distribution Segment:
Operating earnings	$15,411	$11,745	$34,119	$30,122
Plus:
Depreciation and amortization	2,602	2,506	6,416	6,710
LIFO income	(1,160)	(160)	(4,568)	(460)
Restructuring, asset impairment and other	(2,178)	—	434	—
Non-cash stock compensation and other charges	1,237	1,202	3,234	3,478

Adjusted EBITDA	$15,912	$15,293	$39,635	$39,850

Notes: Consolidated Adjusted EBITDA is a non-GAAP financial measure that is defined under the terms of our credit facility as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Adjusted EBITDA information has been included as one measure of the Company’s operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS TO NET DEBT

AND CAPITAL LEASE OBLIGATIONS (A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	Jan. 1, 2011	Jan. 2, 2010

Current maturities of long-term debt and capital lease obligations	$4,161	$3,883
Long-term debt and capital lease obligations	170,886	199,921

Total debt and capital lease obligations	175,047	203,804
Cash and cash equivalents	(25,267)	(7,180)

Net debt and capital lease obligations	$149,780	$196,624

Notes: Net debt and capital lease obligations is a non-GAAP financial measure that is defined as current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.